EXHIBIT 10.3

TRANSFER AND

TERMINATION AGREEMENT

DATED May 6, 2015 ("Effective Date")

Parties:

Sucampo AG, incorporated and registered in Switzerland with offices at Baarerstrasse 22, CH- 6300 Zug, Switzerland and its affiliates ("Sucampo"), and R-Tech Ueno, Ltd. Incorporated and registered in Japan with offices at 10F, NBF Hibiya Building, 1-1-7, Uchisaiwaicho, Chiyoda-ku, Tokyo 100-0011 ("R-Tech"). Hereinafter referred to as "Party" and together, the "Parties".

Preamble:

Whereas, an affiliate of Sucampo AG, Sucampo Pharma Americas, Inc. and R-Tech entered into the Unoprostone NDA Transfer, Patent and Know-how Licensing, and Data Sharing Agreement effective April 23, 2009 (the "2009 License Agreement") granting an exclusive license to certain patents related to Unoprostone (as defined below), and Sucampo Pharma Americas, Inc. subsequently assigned the 2009 License Agreement to Sucampo AG effective September 30, 2011, which was accepted by R-Tech on September 28, 2011; and

Whereas, Sucampo Manufacturing & Research AG and R-Tech entered into the Exclusive License for Development and Commercialization of Unoprostone dated March 22, 2011 (the “2011 License Agreement”) and Sucampo Manufacturing & Research AG, subsequently as a result of merger effective May 24, 2011, assigned the 2011 License Agreement to Sucampo AG; and

Whereas, Sucampo AG and R-Tech entered into the Quality Assurance Agreement dated August 23, 2012; and

Whereas, Sucampo AG and R-Tech entered into the Safety Data Exchange Agreement dated May 20, 2013; and

Whereas, R-Tech provided a draft press release which R-Tech subsequently issued on March 9, 2015 that caused Sucampo to advise R-Tech that it would no longer develop Unoprostone; and

Whereas, Sucampo advised R-Tech in writing on March 9, 2015 that it would return the 2009 License Agreement and 2011 License Agreement (collectively, the “License Rights”) to R-Tech so that R-Tech could find another partner to develop and commercialize Unoprostone; and

Whereas, the Parties have agreed to work together in good faith to terminate the agreements listed above and have the Licensed Rights revert to R-Tech under the terms of this Transfer and Termination Agreement (“Agreement”) in order to enable R-Tech to further develop and commercialize Unoprostone.

NOW THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

All terms used within this Agreement shall have the meanings set forth below or herein.

1.1.	Action - as defined in Section 6.6 in this Agreement.

1.2.	Affiliates - shall mean an individual, trust, business trust, joint venture, partnership, corporation, association or any other entity which owns, is owned by or is under common ownership with, a Party to this Agreement. For the purposes of this definition, the terms "owns" or "owned by" or "under common ownership with" as used with respect to any Party, shall mean possession (directly or indirectly) of more than fifty percent (50%) of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity.

1.3.	Agreement - shall mean this License, Transfer, Settlement and Termination Agreement.

1.4.	Applicable laws -shall mean all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, or requirements of Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect as of the Effective Date, and applicable to particular activities hereunder.

1.5.	Claims -as set forth in the preamble of this Agreement.

1.6.	Clinical Data - shall mean all data with respect to Unoprostone for all uses that were made, collected or otherwise generated under or in connection with the clinical studies for Unoprostone for all human uses.

1.7.	CMC Data - means the data contained in the chemistry, manufacturing and controls section of a submission for Regulatory Approval of the Unoprostone.

1.8.	Combination Product - means any product in which two or more active ingredients, one of which is Unoprostone, are physically combined in any type of formulation prior to the therapeutic administration.

1.9.	Development Data - means all Unoprostone-related data, in whatever form it exists, produced or paid for by Sucampo or its third-party licensees (if any) from the date of the 2009 License Agreement to and including the Effective Date, including, without limitation all Clinical Data, CMC Data, Pharmacovigilance and Safety Data, and non-clinical Data.

1.10.	Effective Date -as set forth in the title of this Agreement.

1.11.	Licensed Rights -as set forth in the preamble of this Agreement.

1.12.	Sucampo Agreements - together, the 2009 License Agreement and the 2011 License Agreement and all the exhibits, schedules, and amendments thereto.

1.13.	Sucampo Finished Goods- shall mean all existing finished goods inventory of the Unoprostone held by Sucampo as of the Effective Date. General information on the inventory of Sucampo Finished Goods and remaining shelf life as of the Effective Date are attached hereto as Exhibit A.

1.14.	Sucampo Know-How - shall mean, as it relates to Unoprostone, all technology, formulae, trade secrets, technical data, Development Data, and any other information or experience owned or controlled by Sucampo, if any, and specifically related to the development, use, or sale of the Unoprostone as well as any improvements or modifications to the know-how developed by Sucampo, or by any third party for Sucampo, from the date of the 2009 License Agreement through the Effective Date, and which is not publicly available to any third party prior to the Effective Date.

1.15.	Sucampo Product-Related Intellectual Property - shall mean, as of the Effective Date, wherever such property or assets exist, all intellectual property owned or controlled by Sucampo and specifically related to the development, manufacture, use or sale of the Unoprostone if any, including, without limitation, the patents, patent applications, records of invention, Sucampo Know-How, notebooks, as well as those that may be acquired by Sucampo through the Effective Date. Sucampo Product-Related Intellectual Property shall include the entire documentation regarding the patents and patent applications, including the original filing documents and correspondence with the competent patent offices. Under this sub article, all intellectual property including but not limited to the referenced patents, patent applications, and records of invention as of the Effective Date are listed in Exhibit B.

1.16.	Sucampo Product-Related Trade Marks and Domain Names - shall mean, as of the Effective Date, either owned by Sucampo and/or any of its Affiliates, any trade names, domain names (including, without limitation, website domains and pages) and copyrights related to RESCULA, which are listed in Exhibit G.

1.17.	Sucampo Product-Related Marketing Materials - shall mean, as of the Effective Date, wherever such property or assets exist: in written, audio or visual forms, all marketing material, customer and sales information, product literature, promotional materials and data, advertising and display materials related to the Unoprostone within the Territory which are in Sucampo's possession and which Sucampo is reasonably able to provide to R-Tech. Without limiting the generality of the definition set forth in this Section 1.17, the Sucampo Product-Related Marketing Materials are listed in more detail in Exhibit C hereto.

1.18.	Sucampo Third-Party Licenses - shall mean any and all third-party licenses granted by Sucampo regarding the Unoprostone, the Development Data and the Sucampo Product-Related Intellectual Property. A complete listing and the terms of such licenses are attached hereto as Exhibit D.

1.19.	2009 License Agreement - as set forth in preamble of this Agreement.

1.20.	2011 License Agreement - as set forth in preamble of this Agreement.

1.21.	Pharmacovigilance or Safety Data Exchange Agreement - as set forth in preamble of this Agreement.

1.22.	Pharmacovigilance and Safety Data - shall mean, as it relates to the Unoprostone, all pharmacovigilance reports.

1.23.	Medical Affairs Data - shall mean all standard responses to medical information inquiries.

1.24.	Product Complaints – shall mean all information related to product complaints.

1.25.	Quality Agreement – as set forth in the preamble of this Agreement.

1.26.	Non-clinical Data - shall mean data derived from a study to test the Unoprostone for all uses, including but not limited to laboratory studies, toxicology, safety, carcinogenicity, pharmacology, disease models and animal models.

1.27.	Regulatory Approval/s - shall mean, as it relates to the Unoprostone, any and all approvals, licenses (including product licenses), registrations (including registration of trademarks or trade names), or authorizations from any Regulatory Authority necessary to register, develop, manufacture, commercialize, promote, distribute, transport, store, use, sell or market the Unoprostone for all uses including the manufacturing license and marketing registration required by any Regulatory Authority, and pricing approvals, or pre- and post-marketing authorizations, labeling approvals, import or export licenses, technical, medical and scientific licenses held by Sucampo or any of its licensees or transferees on the Effective Date. As defined under this Section 1.27, all Regulatory Approvals by market in the Territory are listed in Exhibit E to this Agreement.

1.28.	Regulatory Authorities - shall mean, as it relates to the Unoprostone, any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity (including, without limitation, any prefecture having jurisdiction over (i) the approval, manufacture, distribution, use, storage, transport, clinical testing, or sale of the Unoprostone, or (ii) the acceptance, review, approval, and registration of Regulatory Filings and Documents related to the Unoprostone).

1.29.	Regulatory Filings and Documents - shall mean, as it relates to the Unoprostone, all drug approval applications, drug master files, and all correspondence submitted to or received from the Regulatory Authorities (including, without limitation, minutes and official contract reports relating to any communications with any Regulatory Authority) and all supporting documents (including, without limitation, documents related to past or pending issues with Regulatory Authorities such as inspections and the related outcomes and findings, clinical statutes and post-approval statutes, and all data contained in any of the foregoing, including all drug approval applications, adverse event files and product complaint files, including but not limited to, all filings and documentation regarding regulatory approvals regarding the Unoprostone which had lapsed prior to the Effective Date), provided such filings and documentation is in Sucampo's possession and Sucampo is reasonably able to provide it to R-Tech.

1.30.	Sucampo Territory – shall mean worldwide other than Japan, Taiwan, South Korea and People’s Republic of China.

1.31.	Unoprostone - means the compound also known by the USAN name of unoprostone isopropyl, which is the composition of matter defined chemically as […***…], including all […***…], as well as any […***…] and […***…] , in any form, […***…] and […***…], and for any use in any human indication.

2.	CONSEQUENCES OF TERMINATION

2.1.	Reversion of Licensed Rights to R-Tech. Subject to the terms and conditions established in this Agreement, Sucampo and R-Tech hereby agree to the full termination of the Sucampo Agreements. The Parties agree that upon termination of the Sucampo Agreements, all Licensed Rights automatically revert to R-Tech. For the avoidance of doubt, the Pharmacovigilance Agreement shall remain in full force and effect until the transfer of the NDA to R-Tech or its designee and thereafter all Pharmacovigilance responsibilities transfer to R-Tech.

2.2.	Furthermore and subject to the terms of this Agreement, as of the Effective Date:

a.	Transfer of Assets to R-Tech. Sucampo hereby transfers and assigns to R-Tech or its designee:

i.	all Regulatory Approvals and all Regulatory Filings and Documents in the Territory, and

ii.	the Sucampo Product-Related Marketing Materials, subject to Section 2.2 f) below.

R-Tech hereby accepts such transfer and assignment. For the avoidance of doubt, the transfer and assignment includes the exclusive right to use the transferred and assigned information, data and materials.

b.	Transfer of the Sucampo Product-Related Intellectual Property to R-Tech.

i.	Sucampo hereby transfers and assigns to R-Tech, or any other party designated by R-Tech, the Sucampo Product-Related Intellectual Property. *Confidential Treatment Requested

ii.	Sucampo further covenants not to file suit against R-Tech and/or its licensees for patent infringement on any R-Tech product or formulation comprising Unoprostone as the sole active ingredient.

c.	Transfer of Third Party Licenses. Sucampo hereby transfers and assigns to R-Tech, or any other party designated by R-Tech, all Sucampo Third-Party Licenses; or in the event such license cannot be transferred and assigned to R-Tech, or any other party designated by R-Tech, Sucampo shall terminate the license agreement-at no cost to R-Tech.

d.	Transfer of Sucampo Product-Related Trade Marks and Domain Names. Sucampo hereby transfers and assigns, or shall cause its Affiliates to transfer and assign, to R-Tech, or any other party designated by R-Tech, the Sucampo Product-Related Trade Marks and Domain Names, and R-Tech hereby accepts such assignment.

e.	No Use of RESCULA Trade Mark. Sucampo shall cease all use of the trade mark "RESCULA", except as required for regulatory or compliance purposes.

f.	No Use of Sucampo Trade Name. R-Tech (including its assignee and sublicensee) may, for the purpose of its marketing and sale of Unoprostone, use the contents of the packaging and labeling of the Unoprostone consistent with the Regulatory Approvals. R-Tech shall not have any right to use or any interest in the Sucampo trade name or any Sucampo proprietary design, system, logo, mark or style.

2.3.	Payment by R-Tech. In consideration for the transfers and assignments and covenants by Sucampo in accordance with the provisions of Section 2.2, R-Tech shall pay to Sucampo the sum of US$2,000,000 in the aggregate no later than […***…] days subsequent to the Effective Date.

2.4.	Transition Activities. Sucampo shall use commercially reasonable efforts to assist R-Tech in the transition of the Unoprostone after the Effective Date. Such Obligation to assist shall include, inter alia, the following:

a.	Promptly after the Effective Date, Sucampo shall make available to R-Tech copies of all know how and other data and documentation regarding the Sucampo

*Confidential Treatment Requested

b.	Know-How and the Sucampo Product-Related Marketing Materials as laid out in the matrix in Exhibit F hereto;

c.	Sucampo shall promptly return to R-Tech, or any other party designated by R-Tech or, at R-Tech's option, destroy, at Sucampo's expense, all records and copies of any Confidential Information of R-Tech and all copies thereof, except where Sucampo shall be required by Applicable Laws or Sucampo internal procedures to maintain copies for archiving purpose only;

d.	Sucampo shall promptly destroy, at Sucampo's expense, all Sucampo Finished Goods with an expiration of less than one year;

e.	Following R-Tech's initiation, drafting, set-up and execution of the necessary documents to perform the activities described in this Section 2.4, Sucampo shall use its commercial reasonable efforts to execute such documents;

f.	Where permitted, Sucampo shall assign to R-Tech, or any other party designated by R-Tech, free of charge by Sucampo, all agreements with third-party distributors, or in the event such agreement cannot be assigned to R-Tech, or any other party designated by R-Tech, Sucampo shall terminate the agreement at the instructions of R-Tech without cost to R-Tech and for such interim period until termination of the agreements, Sucampo shall exercise its rights under the agreements with third party distributors at the direction and for the benefit of R-Tech.

2.5.	Mutual Release. Subject to Article 6 below, each Party hereby releases, exonerates and forever and unconditionally discharges the other Party and all its Affiliates, transferees, representatives, principals, agents, officers, directors, employees, staff and third-party consultants from any and all liability new or hereafter arising directly or indirectly out of the Claims or the Sucampo Agreements. Termination of the Sucampo Agreements shall be without prejudice to any right which shall have accrued to either Party thereunder prior to such termination.

2.6.	Establishment License Fee.

No later than […***…] to the Effective Date, R-Tech shall reimburse Sucampo for the Establishment License Fee in relation to the NittoMedic facility (i.e., $600,313.26)

*Confidential Treatment Requested

which Sucampo, as the NDA holder, already paid to FDA but has requested FDA for refund on the condition that there will be no manufacture of RESCULA® for the 2014FY; provided, however, that Sucampo shall immediately return the said reimbursement to R-Tech if and to the extent it for any reason receives any refund from FDA.

3.	TRANSITION ACTIVITIES AND RESPONSIBILITIES

3.1.	The Parties shall use commercially reasonable efforts to ensure that as soon as practicable and legally feasible after the Effective Date:

a.	Perform the transition activities set forth in Section 2.4 above and Exhibit F;

b.	Regulatory Approvals are transferred to R-Tech. All transition activities related to the Regulatory Approvals must be initiated by R-Tech within […***…] after the Effective Date. For the avoidance of doubt, Sucampo shall not be obliged to assist R-Tech in any activities relating to the transfer of Regulatory Approvals if such activity is initiated by R-Tech after […***…] from the Effective Date

3.2.	From the Effective Date and for a reasonable time period thereafter (but in no case more than […***…], the Parties agree to work together in good faith to complete the general transition activities as these are laid out in the matrix set forth in Exhibit F to this Agreement. The matrix shall outline the expectations for each Party's compliance under this Agreement and shall include, at minimum: a required list of actions and the related schedule, roles and responsibilities, and process monitoring and validation. Furthermore, Sucampo shall use commercially reasonable efforts to assist R-Tech or any other party designated by R-Tech in the transfer of technology and assets as set forth above and in taking over the development, manufacture, marketing and sale of the Unoprostone.

3.3.	Sucampo will provide the assistance under this Article 3 during the […***…] after the Effective Date cost free and thereafter R-Tech shall reimburse Sucampo's reasonable expenses at Sucampo's standard FTE rate for corresponding services.

4.	CONFIDENTIALITY

4.1.	The Parties agree:

*Confidential Treatment Requested

not to disclose or otherwise make available to any third party any information that is treated as confidential by the disclosing Party, including, without limitation, trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing, and marketing (collectively, the "Confidential Information") without the prior written consent of the disclosing party; provided, however, that the receiving Party may disclose the Confidential Information to its officers, employees, consultants and legal advisors who have a "need to know", who have been apprised of this restriction and who are themselves bound by nondisclosure restrictions at least as restrictive as those set forth in this Article 4;

a.	to use the Confidential Information as permitted under and only for the purpose of performing the respective obligations under this Agreement;

b.	to immediately notify the disclosing Party in the event it becomes aware of any loss or disclosure of any Confidential Information.

4.2.	Confidential Information shall not include information of which the receiving Party can show that:

a.	it is already known to the receiving Party without restriction on use or disclosure prior to receipt of such information from the disclosing Party;

b.	it is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the receiving Party;

c.	it is received by the receiving Party from a third party who is not under any obligation to the disclosing Party to maintain the confidentiality of such information; or

d.	such disclosures is required by Applicable Laws, in which case the receiving Party shall provide the disclosing Party with at least […***…] prior written notice of such disclosure so that the disclosing Party shall have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any such required disclosure, the receiving Party shall use reasonable efforts to obtain confidential treatment for such disclosure or to prevent or

*Confidential Treatment Requested

e.	modify such disclosure as may be requested by the disclosing Party (to the extent permitted by Applicable Law).

4.3.	It shall be the obligation of the receiving Party to prove that such an exception to the definition of the Confidential Information exists.

4.4.	Sucampo Know-How and all Development Data and other records transferred from Sucampo to R-Tech hereunder are Confidential Information of R-Tech for the purposes of this Article 4.

4.5.	Both Parties shall have the right to publish press releases which it deems material or necessary to meet its obligations under Applicable Laws. With respect to any press release relating to this Agreement, each Party shall give […***…] prior written notice to the other Party prior to issuing a press release and shall give due consideration and weight to any comments or concerns raised by the other Party. Such […***…] day period may be reduced only in good faith, for legal reasons and after providing to the other party with clear evidence of such time limitation. In any case, the minimum previous notice to be provided to any other Party under such circumstances shall be not less than […***…] days. Either Party may disclose the terms of this Agreement to its existing or potential investors, lenders, collaborative partners or, in the case of a change of control, acquires as part of their due diligence investigations, provided, however, that such existing investors, lenders, collaborative partners or acquirers have agreed to maintain the confidentiality of the terms of this Agreement and to use such information solely for the purpose of such due diligence investigation.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1.	Each Party represents and warrants to the other Party that:

a.	it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

b.	it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations

*Confidential Treatment Requested

c.	hereunder, and (ii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

d.	when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

e.	the execution and delivery of this Agreement by such Party, the performance by such Party of its obligations hereunder and the consummation by such Party of the transactions contemplated hereby: (i) will not conflict with, result in a breach or violation of, or constitute a default under any law, rule, regulation, order, judgment, injunction, decree, determination or award currently in effect applicable to such Party; and (ii) will not conflict with, result in a breach or violation of, or constitute a default under any agreement to which such Party is a party.

5.2.	Further, Sucampo represents and warrants to R-Tech that, as of the Effective Date, and to the best of its knowledge, it has disclosed to R-Tech the material existence of i) all Sucampo Product-Related Marketing Materials, (ii) all Sucampo Product-Related Intellectual Property, (iii) Regulatory Filing and Documents, (iv) Development Data, (v) Regulatory Approvals, (vi) Sucampo Finished Goods, and (vii) all Sucampo Third-Party Licenses. Furthermore, Sucampo warrants that, to the best of its knowledge, there are no […***…] or […***…] directly related to the […***…] or […***…] of the […***…].

5.3.	Sucampo further represents and warrants to R-Tech that, as of the Effective Date, there is no action, cause of action, suit, claim, complaint, demand, litigation or legal, administrative or arbitral proceedings or investigation pending or threatened against or involving Sucampo or, to the best of its knowledge, third-party licensees under the Sucampo Third-Party Licenses in relation to any of those to be transferred to R-Tech pursuant to the provisions of Article 2 of this Agreement.

*Confidential Treatment Requested

5.4.	For the avoidance of doubt, Sucampo does not warrant and shall not be responsible for the successful registration, maintenance and/or renewal of the Regulatory Approvals after the Effective Date.

5.5.	Except as provided in this Article 5 or as provided for in this Agreement, Sucampo makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibility after the Effective Date whatsoever in respect of the Unoprostone and the Sucampo Product-Related Intellectual Property.

6.	LIABILITIES AND INDEMNITIES

6.1.	Sucampo shall retain responsibility for all risks and liabilities in any way related to the Unoprostone and the related Regulatory Approvals in all countries of the Territory where Sucampo held such approvals or distributed RESCULA prior to the Effective Date.

6.2.	Sucampo agrees to indemnify, save, defend and hold R-Tech and sub-licensees, and its respective officers, directors, agents and employees harmless from and against any and all claims, demands, liabilities, damages and expenses, including reasonable attorneys' fees and costs incurred by R-Tech in any way related to: a) the Unoprostone sold by Sucampo, third-party licensees or its agents in the Territory prior to the Effective Date; b) Sucampo Product-Related Intellectual Property and Sucampo Product-Related Marketing Materials used by Sucampo and its Affiliates in the Territory and arising prior to the Effective Date; c) Sucampo Third-Party Licenses prior to any transfer or assignment pursuant to this Agreement; and d) any material breach by Sucampo of the representations and warranties made by it herein;

6.3.	R-Tech shall assume all responsibility for all risks and liabilities directly related to the R-Tech's manufacture, marketing, promotion, sale, distribution or supply of Unoprostone and its use of Sucampo Product-Related Intellectual Property and Sucampo Product-Related Marketing Materials in the Territory after the Effective Date.

6.4.	R-Tech shall indemnify, save, defend and hold harmless Sucampo and sub-licensees, and its respective officers, directors, agents and employees harmless from and against any and all claims, demands, liabilities, damages and expenses,

*Confidential Treatment Requested

including reasonable attorneys' fees and costs in respect of any claims for loss, damage or injury incurred by Sucampo relating to: a) Unoprostone sold by R-Tech in the Territory after the Effective Date; b) R-Tech's use of, or actions regarding, the Sucampo Product-Related Intellectual Property and the Sucampo Product-Related Marketing Materials after the Effective Date.

6.5.	Neither Party shall be liable for any loss of profits or any consequential, indirect or special loss, damage or injury of any kind suffered by the other Party.

6.6.	The indemnified Party shall promptly notify the indemnifying Party in writing of any third Party claim, suit, action or proceeding (each, an "Action") and cooperate with the indemnifying Party at the indemnifying Party's sole cost and expense. The indemnifying Party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying Party's sole cost and expense. The indemnifying Party shall not settle any Action in a manner that adversely affects the rights of the indemnified Party without the indemnified Party's prior written consent, which shall not be unreasonably withheld or delayed. The indemnified Party's failure to perform any obligations under this Section 6.6 shall not relieve the indemnifying Party of its obligations under this Section 6.6 except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified Party may participate in and observe the proceedings at its own cost and expense.

7.	RECALLS AND RETURNS

7.1.	Subject to Article 6 (Liabilities and Indemnities), Sucampo shall be financially responsible for all returns of all RESCULA sold by it or on its behalf in the Territory prior to the Effective Date.

7.2.	Subject to Article 6 (Liabilities and Indemnities), R-Tech shall be financially responsible for all returns of all RESCULA sold by it or on its behalf in the Territory from and after the Effective Date.

7.3.	Subject to Article 6 (Liabilities and Indemnities), Sucampo shall be responsible, at its expense for any and all recalls of any and all formulations of RESCULA manufactured or sold by it or on its behalf in the Territory prior to the Effective Date.

7.4.	Subject to Article 6 (Liabilities and Indemnities), R-Tech shall be responsible, at its expense, for any and all recalls of any and all formulations of Unoprostone manufactured or sold by it or on its behalf in the Territory from and after the Effective Date.

8.	ASSIGNMENT

Neither Party may assign, license or sublicense the rights and obligations under this Agreement or under the Sucampo Agreements. Any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void.

9.	TERM AND TERMINATION

This Agreement shall commence as of the Effective Date.

10.	MISCELLANEOUS

10.1.	Survival. Any rights or obligations of the Parties in this Agreement which, by their nature, should survive the termination or expiration of this Agreement shall survive, including the applicable rights and obligation set forth in this Section 10.1 and Article 1 (DEFINITIONS), Article 2 (CONSEQUENCES OF TERMINATION), Article 3 (TRANSITION ACTIVITIES AND RESPONSIBILITIES), Article 4 (CONFIDENTIALITY), Article 5 (REPRESENTATIONS, WARRANTIES AND COVENANTS), Article 6 (LIABILITIES AND INDEMNITIES), Article 7 (RECALLS AND RETURNS), Article 8 (ASSIGNMENT), Article 9 (TERM AND TERMINATION), and Article 10 (MISCELLANEOUS).

10.2.	Severance. In the event that any clause or any part of any clause in this Agreement is declared invalid or unenforceable by the judgment or decree by consent or otherwise of a court of competent jurisdiction from whose decision no appeal is or can be taken, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect and shall not be affected by such finding for the term of this Agreement.

10.3.	No Waiver. No relaxation, forbearance, delay or indulgence by either Party in enforcing any of the terms and conditions of this Agreement or the granting of the terms and conditions of this Agreement or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of the said Party nor shall any waiver by either Party of any breach of this Agreement operate as a waiver of or in relation to any subsequent or any continuing breach of it.

10.4.	Variation. This Agreement may be amended only by a document in writing signed by a duly authorized officer of each Party.

10.5.	Further Assurance. The Parties shall execute all further documents as may be necessary or desirable to give full effect to the terms of this Agreement and to protect the rights of the Parties under it.

10.6.	Entire Agreement. This Agreement and the documents referred to in it, constitute the entire agreement and understanding of the Parties and supersedes any previous agreement, written or oral, between the Parties relating to the subject matter of this Agreement.

10.7.	Remedy. Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether Party to this Agreement or not) other than as expressly set out in this Agreement as a warranty or representation. The only remedy available to it for breach of such warranties or representations shall be for breach of contract under the terms of this Agreement. Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

10.8.	Notice. Any notice or other document to be given under this Agreement shall be given by sending the same in a pre-paid first class letter or by PDF attached to email with a return and read receipt notification to the address of the relevant Party set out in this Agreement, or to such other address as such Party may have notified to the other for such purposes. Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to have been delivered fourteen (14) days after dispatch and in proving the fact of dispatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. Any notice sent by fax shall be deemed to have been delivered on the day following its dispatch.

If to R-Tech:	R-Tech Ueno, Ltd.
10F, NBF Hibiya Building 1-1-7, Uchisaiwaicho Chiyoda-ku, Tokyo 100-0011 Japan Facsimile: […***…] Attention: Office of the President

If to Sucampo:	Sucampo AG
Baarerstrasse 22 6300 Zug Switzerland Facsimile: Attention: Secretary

A copy to:	Sucampo Pharma Americas, LLC
4520 East West Highway, 3rd Flr. Bethesda, MD 20814 Facsimile: […***…] Attn: General Counsel

*Confidential Treatment Requested

10.9.	Governing Law. This Agreement and any disputes of claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of Switzerland.

10.10.	Jurisdiction. The Parties irrevocably agree that the courts of the state of New York shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

-Signature page follows -

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate counterparts by their duly authorized representatives, each fully executed copy hereof to be deemed as original, as of the Effective Date.

R-Tech Ueno, Ltd.		Sucampo AG

By:	/s/ Yukihiko Mashima	By:	/s/ Peter Greenleaf
Name:	Yukihiko Mashima	Name:	Peter S. Greenleaf
Title:	President	Title:	President
Date:	May 1, 2015	Date:	May 4, 2015

List of Exhibits:

Exhibit A - Sucampo Finished Goods as set forth in Section 1.13 above.

Exhibit B - Sucampo patents under the Sucampo Product-Related Intellectual Property as set forth in Section 1.15 above.

Exhibit C - Sucampo Product-Related Marketing Materials as set forth in Section 1.17 above.

Exhibit D - Sucampo Product-Related Third-Party Licenses as set forth in Section 1.18 above.

Exhibit E - Sucampo Regulatory Approvals by Market as set forth in Section 1.27 above.

Exhibit F - Transition activities and responsibilities matrix as set forth in Section 2.4 above.

Exhibit G - Sucampo Product Related Trade Names and Domain Names in Section 1.16 above.

Exhibit A - Sucampo Finished Goods as set forth in Section 1.13 above.

NONE

Exhibit B - Sucampo patents under the Sucampo Product-Related Intellectual Property as set forth in Section 1.15 above.

File No.	Title	Country	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date	Exclusivity Ends	Status
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

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Exhibit C - Sucampo Product-Related Marketing Materials as set forth in Section 1.17 above.

File No.	Trade Mark	Country	Class	Appl. No.	Appl. Date	Pub No.	Pub Date	Regist. No.	Regist Date	Status	Next renewal	Notes
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

Rescula Promotional Materials submitted to the Office of Prescription Drug Promotion, FDA

Material Type (FDA codes)	Material ID Code and/or Description	Date Submitted to OPDP	Dissemination/ Publication Date
[…***…]	[…***…]	[…***…]	[…***…]

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Exhibit D - Sucampo Product-Related Third-Party Licenses as set forth in

Section 1.18 above.

NONE

Exhibit E - Sucampo Regulatory Approvals by Market as set forth in Section 1.27 above.

United States of America IND

IND holder: Sucampo Pharma Americas LLC, Bethesda

IND number: 51,790

IND date: effective 24 November 1996 (IND transferred to SPA from RTU on 16 July 2009)

Tradename: N/A

Strength: 0.15%

Indication: Reduction of Intraocular Pressure in Open-Angle Glaucoma or Ocular Hypertension

United States of America NDA

MA holder: Sucampo Pharma Americas LLC, Bethesda

MA number: NDA 21214

MA date: approved 3 August 2000 (NDA transferred to SPA from RTU on 16 July 2009)

Tradename: RESCULA

Strength: 0.15%

Indication: Reduction of Intraocular Pressure in Open-Angle Glaucoma or Ocular Hypertension

United States of America Orphan Drug Designation (ODD)

ODD holder: Sucampo Pharma Americas LLC, Bethesda

ODD number: 10-3148

ODD granted date: 16 September 2010

Tradename: RESCULA

Strength: 0.15%

Indication: Retinitis Pigmentosa

European Union Orphan Drug Designation (ODD)

ODD holder: Sucampo Pharma Europe Ltd., Abingdon

ODD number: EMA/OD/067/13

ODD date: 19 June 2013

INN: Unoprostone isopropyl

Pharmaceutical form: solution for ophthalmic use (eye drops)

Indication: Retinitis Pigmentosa

Exhibit F - Transition Activities and Responsibilities Matrix as set forth in Section 2.4 above

1.	Roles and responsibilities

Roles	Contact Person
[…***…]	[…***…]

Responsibilities: Subject to Article 3 and Article 5 in this Agreement

2.	Description of process of materials, files and documents to be transferred
Action	Content
Sucampo	Provide the inventory list of all electronic and paper materials, files, and documents to be transferred to R-Tech within […***…] of Effective Date.
R-Tech

Respond to inventory list within ([…***…])[…***…] of receipt by R-Tech. If R-Tech needs an explanation of any item on the inventory list, R-Tech shall notify Sucampo within ([…***…])[…***…] after receipt of the inventory list. Sucampo shall respond to R-Tech within ([…***…]) […***…] days of receipt of the notification.

Sucampo

Transfer all the materials, files and documents to the location and by the means specified by R-Tech within the later of […***…] of receipt of inventory list by R-Tech or the receipt of Sucampo response to R-Tech’s request for further explanation.

R-Tech

Confirmation of receipt of transfer of inventory. R-Tech shall provide Sucampo notification of any missing inventory within […***…] of confirmation. Sucampo shall provide its response and missing inventory within […***…] of receipt of notification by R-Tech.

3.	Inventory list/documents for delivery by Sucampo

3.1.	List of regulatory materials, files and documents from Sucampo

a.	A list of all Regulatory Filings and Documents by country

*Confidential Treatment Requested

b.	A summary and explanation of any files (electronic and paper), language of dossier, the necessity for annual maintenance, regulatory status, and the procedure for succession and transfer of ownership of regulatory filings.

3.2.	PVG related list of materials from Sucampo

3.3.	A reconciliation of the PVG data through exchange of listings.

4.	Points to be covered on a country-by- country basis

4.1.	Birthdates are being used for PSUR filings - country or international.

4.2.	Reporting language.

4.3.	The date of the next PSUR filing due.

5.	Process monitoring and validation

R-Tech (and/or its agent) and Sucampo will develop and share a RESCULA Transition Status file (Excel file) summarizing the schedule and status of all transition activities, which will be used to monitor the transfer.

Exhibit G - Sucampo Product-Related Trade Marks and Domain Names as set forth in Section 1.16

Domain Name	Registry Expiration	Current Registered Party
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

*Confidential Treatment Requested